Exhibit 99.01

NEWS RELEASE	OTCPK: PTRC

April 29, 2013

Petro River Oil Corp Completes Acquisition, Establishes Significant Presence In The

Promising Mississippi Lime Play and Successfully Negotiates a Recapitalization

Houston, Texas; April 29, 2013 – Petro River Oil Corp, (the Company or Petro), (OTCPK: PTRC), previously known as Gravis Oil, today announced that it has (1) acquired control of Petro River Oil, LLC (Petro LLC), an emerging oil and gas producer which controls a substantial acreage position in the Southeast Kansas region of the Mississippi Lime formation, and (2) completed negotiations that set in motion a major recapitalization of the company’s debt and outstanding warrants.

The Mississippi Lime Acquisition

As a result of the acquisition of Petro River Oil, LLC, now a wholly-owned subsidiary, the Company has added 115,000 gross/85,000 net acres to its Oil and Gas portfolio, establishing a significant presence in the promising Mississippi Lime play. This acreage is in addition to the Company’s present Oil and Gas portfolio which is comprised of 60,105 gross/40,591 net acres located in Missouri, Kentucky and Montana. The Company also acquired over 60 square miles of proprietary 3D seismic data over prospective Mississippi Lime acreage in the same area. As consideration for the acquisition, the Company has agreed to issue approximately 600mm restricted shares of its common stock in exchange for all of the outstanding secured promissory notes previously issued by Petro LLC and all of the member interests of Petro LLC. Additionally, as part of this acquisition, working interests in leases in which the Company already has a stake were acquired from Mega Partners I for approximately 15.5mm shares.

Scot Cohen, the newly-appointed Executive Chairman of the Company, offered his thoughts on the acquisition: “I want to congratulate all of the people who worked tirelessly to make this important acquisition a reality. We look forward to beginning development and unlocking the value that we believe exists in this acreage.”

Recapitalization of Petro River Oil Corp

An integral part of the Mississippi Lime play acquisition was the simultaneous restructuring of the Company’s capitalization. In order to effectuate this recapitalization, the Company entered into a series of agreements with holders of our outstanding Series A Warrants, Series B Preferred Stock, Series B Warrants, Subordinated Secured Debentures (“Debentures”), Secured Promissory Notes (“Secured Notes I”), Series C Warrants (“Series C Warrants”), Secured Promissory Notes (“Secured Promissory Notes II”) and Series D Warrants (all of these securities are collectively referred to as the “Convertible Securities”). Through these agreements, all of the Company’s outstanding debt, preferred stock holdings and warrants are positioned to expire or to be converted to equity.

Two Post Oak Central

1980 Post Oak Blvd., Suite 2020

Houston TX 77056

Phone 832-538-0640

The holders of the Convertible Securities were previously granted certain rights, including a right of first refusal, price adjustment protection, prohibition on dilutive issuances and certain security rights in certain aspects of our assets. Pursuant to a Waiver Agreement, the holders of the Convertible Securities waived all Protection Rights and all existing events of default under the Convertible Securities; the exercise price of the Series A Warrants, Series B Warrants, Series C Warrants and Series D Warrants (collectively, the “Warrants”) was increased to $1.00 per share, and the expiration date was amended so that the Warrants expire on May 7, 2013; the conversion price of the Preferred Stock, Debentures, Secured Notes I and Secured Notes II has been temporarily lowered to $0.1288 per share of Common Stock to encourage those long-term investors to convert their Preferred and Debt holdings into common stock. To the extent that any of those securities are not converted by May 7, 2013, the conversion prices of those instruments automatically adjust to $10.00. The result of this aspect of the series of transactions described herein is a significant move to remove debt from the Company’s balance sheet and eliminate the overhang that the Warrants represented.

The Waiver Agreement imposes a 90 day lock-up period during which time the former holders of the Company’s debt and preferred stock cannot sell, transfer or dispose of the Common Stock that they receive upon conversion of such Convertible Securities. After the Initial Lock-Up Period, the Agreement also imposes a 90 day leak-out period, during which time, the former holders of the Company’s debt and preferred stock cannot sell, transfer or dispose of more than 10% the Common Stock that they receive upon conversion of the Convertible Securities, on a cumulative basis, during any 30 day period.

New Management and Direction

In addition to establishing a significant presence in the emerging Mississippi Lime play and negotiating the recapitalization of the Company, the Company is proud to announce the appointments of Scot Cohen to the position of Executive Chairman and John Wallace and Ryan Estisto the Board of Directors. Also, the Company is pleased that while Jeffrey Freedman has resigned as interim Chief Executive and Chief Financial Officer, he will remain with the Company in an IR and operational role.

Two Post Oak Central

1980 Post Oak Blvd., Suite 2020

Houston TX 77056

Phone 832-538-0640

On behalf of the Board of Directors	1980 Post Oak Blvd.
Scot Cohen, Executive Chairman	Suite 2020
Petro River Oil Corp	Houston, Texas 77056

CONTACT:

Call: 877-235-9230

Email: info@petroriveroil.com

Forward-Looking Statements

This press release contains forward-looking information and statements including opinions, assumptions, estimates, expectations of future actions by the board of directors and the outcome of a vote of shareholders Forward-looking statements include information that does not relate strictly to historical or current facts. When used in this document, the words “anticipate”, “believe”, estimate”, “expect”, “forecast”, “intent”, “may”, “project”, “plan”, “potential”, “should” and similar expressions are intended to be among the statements that identify forward-looking statements. Predictions regarding the timing and success of the shareholder vote and the continuance to Delaware are forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to a wide range of known and unknown risks and uncertainties, and although the Company believes that the expectations represented by such forward-looking statements are reasonable; there can be no assurance that such expectations will be realized. Gravis has attempted to identify important factors that could cause actual results, performance or achievements to vary from those current expectations or estimates expressed or implied by the forward-looking information, which include the resolutions not being approved by shareholders, shareholders presenting a different slate of nominees for the board and the continuance of Company to Delaware.

These and other risks and uncertainties that could affect future events or the Company’s future financial performance are more fully described in the Company’s quarterly reports (on Form 10Q-K filed in the US and the financial statements, management discussion and analysis and Form 51-102F1 filed in Canada), the Company’s annual reports (on Form 20-F filed in the US and the financial statements, management discussion and analysis and Form 51-102F1 filed in Canada) and the other recent filings in the US and Canada. These filings are available at www.sec.gov in the US and www.sedar.com in Canada. For all such forward-looking statements, we claim the safe harbour for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Two Post Oak Central

1980 Post Oak Blvd., Suite 2020

Houston TX 77056

Phone 832-538-0640